Exhibit 10.44

UNITED NEWVENTURES
LONG TERM INCENTIVE PLAN

     WHEREAS, UAL Corporation (the "Company") desires to provide long term incentive opportunities to certain employees in its subsidiaries who are involved with the Company's e-business.

     NOW, THEREFORE, effective as of July 1, 2000, the Company adopts this United NewVentures Long Term Incentive Plan.

UAL CORPORATION

By: /s/ Douglas A. Hacker
Name: Douglas A. Hacker
Title: Executive Vice President

UNITED NEWVENTURES
LONG TERM INCENTIVE PLAN

I.      PURPOSE AND EFFECTIVE DATE

A.     General.  In an effort to gain a position of leadership in the fast-growing and highly competitive e-business segments in which UAL Corporation (the "Company") competes, it is necessary to promote the financial interests of the Company and its subsidiaries, including its growth, by attracting and retaining certain highly qualified employees possessing outstanding ability, motivating such employees, and providing incentive compensation opportunities which are competitive with those of e-business companies.  The United NewVentures Long Term Incentive Plan (the "Plan") hereinafter described is designed to assist the Company in attaining these objectives.

B.     Cash Bonus Plan.  The Plan is a cash bonus plan and is not intended to be (and will not be construed and administered as) an employee benefit plan within the meaning of ERISA.  Incentive Awards under the Plan are intended to be discretionary and will not constitute a part of an employee's regular rate of pay for any purpose.  Except to the extent specifically provided under a particular pension, insurance, profit sharing, retirement welfare or other employee benefit plan or arrangement maintained or contributed to by the Employer or affiliate, the payment of an Incentive Award to a Participant under the Plan will not be deemed to be "salary," "cash compensation" or any other form of "compensation" to the Participant for the purpose of computing benefits to which the Participant may be entitled under any such plan or arrangement.

C.     Effective Date.  The Plan is effective July 1, 2000.

II.       PLAN ADMINISTRATION
A.     Plan Administration.  The Company or its delegate has the authority and responsibility to manage and control the general administration of the Plan, except as to matters expressly reserved in this Plan to the Compensation Committee of the Board of Directors of the Company (the "Committee").  This Plan is not intended to modify or limit the powers, duties or responsibilities of either the Board or the Committee as set forth under the UAL Corporation Restated Certificate of Incorporation.  Determinations, decisions and actions of the Company or, if applicable, the Committee, in connection with the construction, interpretation, administration, or application of the Plan will be final, conclusive, and binding upon any Participant and any person claiming under or through the Participant.  No employee of an Employer, any member of the Board, any delegate of the Board, or any member of the Committee will be liable for any determination, decision, or action made in good faith with respect to the Plan or any Incentive Award made under the Plan.  In determining values under the Plan, the Board may, in its sole discretion, rely on valuation methodologies, formulas or valuations performed by its advisors.

B.     Compensation Committee.  The Compensation Committee has the sole authority and responsibility to review the Level of Participation for any person who is a Section 16 Officer under the Securities Exchange Act of 1934, and to otherwise administer Incentive Awards payable to such individuals.

III.       DEFINITIONS
  Unless the context requires otherwise, the following terms when used with initial capitalization have the following meanings.

    A.     Account  --  A bookkeeping account maintained by the Company in the name of a Participant, which Account will consist of two subaccounts, one known as the "Cash Subaccount" and the other known as the "Stock Subaccount."

    B.     Board  --  The Board of Directors of the Company.

    C.     Business Unit  --  The e-business segments or investments of the Subsidiary which are identified on Exhibit A, as from time to time supplemented by the Company.

    D.     Committee  --  Committee means the Compensation Committee of the Board as set forth in the UAL Corporation Restated Certificate of Incorporation, or such other committee appointed by the Board, in accordance with the requirements of the UAL Corporation Restated Certificate of Incorporation, to exercise the powers and perform the duties assigned to the Compensation Committee under this Plan.

    E.     Company -- UAL Corporation.

    F.     Company Cost of Capital  --  Twelve percent (12%) per annum, compounded annually, or such other interest rate which the Company, in its sole discretion, determines from time to time, is the Company's internal cost of obtaining capital for investment.

    G.     Employer  --  The Company and its Subsidiary.

    H.     Ending Value  --  The value of all or a portion of a Business Unit, as determined by the Board in its sole and absolute discretion, upon the occurrence of a Liquidating Event or Termination Event.

    I.     ERISA  --  The Employee Retirement Income Security Act of 1974, as may be amended from time to time, including any related regulations.

    J.     Incentive Award  --  The dollar value of an award made to a Participant as determined under Paragraph V.D. of the Plan.

    K.     Interim Value  --  The value of all remaining Business Units, as determined by the Board in its sole and absolute discretion, as of a Valuation Date, or as of each calendar year-end during the Performance Period.

    L.     Level of Participation  --  The percentage of Value Created awarded to a Participant as provided in Paragraph V.A.

    M.     Liquidating Event  --  A Liquidating Event occurs on:

      1.     The date all or a portion of the Employer's position in one or more Business Units is liquidated for cash prior to the end of the Performance Period.

      2.     The date the Employer issues a publicly traded equity instrument (e.g., tracking stock) encompassing all or a portion of one or more Business Units.

      3.     The date the Employer otherwise liquidates or terminates its interest in all or a portion of one or more Business Units.

      The Board will, in its sole and absolute discretion, determine whether and when a Liquidating Event has occurred.

    N.     Maximum Incentive Award Amount  --  Any Participant who terminates employment with the Employer during the Performance Period will be subject to a Maximum Incentive Award Amount equal to the Participant's Vested Interest in his or her Level of Participation at the time of such termination multiplied by the difference between the Starting Value and the lower of (i) the Interim Value which immediately precedes or is coincident with his or her date of termination of employment with the Employer, or, (ii) the Interim Value immediately following the Participant's termination of employment with the Employer.  Notwithstanding the foregoing, in the event a Participant's termination of employment with the Employer is on account of death or total disability, the determination of the Participant's Maximum Incentive Award Amount will be based on the greater of (i) the Interim Value immediately preceding such termination of employment or (ii) the Interim Value immediately following such termination of employment.  A Participant's Maximum Incentive Award Amount will be decreased by Incentive Award payments made to the Participant or credited to the Participant's Account as a result of subsequent Liquidating Events or a Termination Event.  The total of all Incentive Awards paid to the Participant or credited to the Participant's Account after his or her termination of employment with the Employer and subsequently paid to the Participant may not exceed the Participant's Maximum Incentive Award Amount.

    O.     Participant  --  Each employee of the Employer who is designated a Participant by the Company or the Committee.

    P.     Plan  --  The United NewVentures Long Term Incentive Plan, as evidenced by this written instrument as may be amended from time to time.

    Q.     Plan Year -- Each of the four 12-month periods beginning July 1 and ending June 30 which occur during the Performance Period.

    R.     Performance Period  --  A period of four years commencing July 1, 2000 and ending June 30, 2004.

    S.     Section 16 Officer  --  Each executive officer of the Company, as determined for purposes of Section 16 of the Securities Exchange Act of 1934.

    T.     Starting Value  --  For purposes of determining the Value Created for a Participant's Incentive Award, the Starting Value of all or a portion of a Business Unit will be determined as follows:

      1.     In general, the Starting Value is the initial investment by the Employer in a Business Unit or the market value at the time it is designated as a Business Unit subject to the Plan, increased by an amount equal to the Company Cost of Capital multiplied by such investment, plus any subsequent investment(s) by the Employer in such Business Unit made after the date of the designation as a Business Unit and before a Liquidating Event or Termination Event, increased by an amount equal to the Company Cost of Capital multiplied by such subsequent investment(s).

      2.     In the case of an employee who becomes a Participant following the end of a Plan Year, the Starting Value for purposes of determining such Participant's Value Created will be equal to the Interim Value as of the Valuation Date which coincides with or immediately precedes the date of his or her participation in the Plan.

      3.     If, at the time of a Liquidating Event or Termination Event, the valuation of a Business Unit must be changed to reflect a change in the transfer pricing rules or some other similar requirement, then the Business Unit's Starting Value may be adjusted retroactively to reflect such change.

      4.     The Board will, in its sole and absolute discretion, establish all Starting Values.

    U.     Subsidiary  --  The NewVentures division of United Air Lines, Inc. or a subsidiary established as a successor of the e-business segment of such division.

    V.     Termination Event -- The end of the Performance Period, or, if earlier, the date of termination of the Plan.

    W.     Valuation Date  --  Includes June 30, 2001, June 30, 2002 and June 30, 2003, or such other date selected by the Company and designated as a Valuation Date.

    X.     Value Created  --  A Participant's Value Created upon a Liquidating Event is the difference between the Starting Value and the Ending Value.  A Participant's Value Created upon a Termination Event is the difference between the sum of the Starting Values of all remaining Business Units and the sum of the Ending Values of such Business Units.  A Participant's Value Created upon a Liquidating Event or Termination Event may be a negative amount.

    Y.     Vested Interest --  A Participant's Vested Interest is determined as of the end of each Plan Year based on the Participant's Years of Service (including any fractional year) and whichever of the following schedules is applicable:

      1.     For an employee who becomes a Participant during the first Plan Year:

Year	Vested Interest

1	25%
2	50%
3	75%
4	100%

      2.     For an employee who becomes a Participant during the second Plan Year:

Year	Vested Interest

2	33-1/3%
3	66-2/3%
4	100%

      3.     For an employee who becomes a Participant during the third Plan Year:

Year	Vested Interest

3	50%
4	100%

      4.     For an employee who becomes a Participant during the fourth Plan Year:

Year	Vested Interest

4	100%

      Vesting for a fractional year will be determined by interpolation.
      Notwithstanding the foregoing, upon a Termination Event, each Participant who is an employee of the Employer on such date will, for purposes of determining his or her Years of Service, be treated as having been actively employed through the end of the Performance Period.
  IV.     PARTICIPATION AND VESTING

    A.     Participants.  The employees eligible for participation in the Plan are employees of the Employer.  The Company will determine, in its sole discretion, which employees participate in the Plan and the date such participation will begin.  Participation will be effective as of the July 1 designated by the Company, or in the absence of a specific designation, the July 1 immediately following the employee's receipt of an Award Agreement.

    B.     Vesting.  A Participant's Vested Interest will be determined as of the last day of each Plan Year.  A Participant will receive credit for a year of service only if the Participant is continuously an active employee of the Employer through the end of the Plan Year (disregarding any FMLA leave or military leave under USERRA).  A Participant who is on an unpaid leave of absence will receive credit for each month of active service with a Year of Service credited for 12 cumulative months of service, and a fractional Year of Service credited for less than 12 months of service.  Upon termination of a Participant's employment with the Employer, the Participant's Vested Interest in his or her right to an Incentive Award will be fixed and no further increase in his or her Vested Interest will occur.  Notwithstanding the foregoing, in the event a Participant's termination of employment is on account of death or total disability, for purposes of determining his or her Vested Interest, such Participant will be deemed to have remained an active employee of the Employer through the end of the Plan Year during which such event occurred.

    C.     Forfeiture of Level of Participation. Upon termination of a Participant's employment with the Employer or the Company's termination of an employee's active participation under the Plan, such Participant's Level of Participation will be reduced to his or her Vested Interest in such Level of Participation and the balance of the Participant's Level of Participation will be forfeited.

    D.     Forfeiture of Non-Vested Account Balance. Upon termination of a Participant's  employment with the Employer, such Participant's non-vested interest in his or her Account will be immediately forfeited.  Thereafter, amounts credited to the Participant's Account will be 100% vested.

    E.     Reemployment.  If a Participant has terminated employment with the Employer and is reemployed by the Employer, such employee will be treated as a new Participant with respect to any subsequent award under Paragraph V.A.

  V.     COMPUTATION AND PAYMENT OF INCENTIVE AWARDS

    A.     Level of Participation.  Each Participant will be awarded a Level of Participation upon the date of his or her designation as a Participant pursuant to an Award Agreement in substantially the form attached hereto as Exhibit B.  The Level of Participation for Participants who are Section 16 Officers will be determined by the Committee and the Level of Participation for all other Participants will be determined by the Chief Executive Officer of the Company.  A Participant's Level of Participation applies to the Value Created for all Business Units.  A Participant's Level of Participation may be increased through additional awards.  Upon termination of employment with the Employer, a Participant's Level of Participation will be reduced to a percentage equal to his or her Vested Interest in his or her Level of Participation, and thereafter, a Participant's Incentive Award will be determined based on the Participant's reduced Level of Participation.

    B.     Forfeited Level of Participation.  Any forfeited Level of Participation will be held by the Company and may be used for making additional awards to existing or new Participants.  An award of additional Level of Participation to a Section 16 Officer must be approved by the Committee.

    C.     Maximum Level of Participation.  The total Level of Participation for all Participants may not exceed twelve percent (12%).   In the event the total Level of Participation for all Participants exceeds twelve percent (12%), the Level of Participation of all Participants will be reduced pro rata.

    D.     Calculation of Individual Incentive Awards.  Upon a Liquidating Event or Termination Event, the Board will determine each Participant's Value Created.  A Participant's Incentive Award upon a Liquidation Event or Termination Event is his or her Value Created multiplied by the Participant's Level of Participation on such date.

    E.     Payment of Incentive Award.  As soon as administratively feasible after a Liquidating Event or Termination Event, the Company will take the following action with respect to the Participant's Incentive Award:

      1.     Employees.  Subject to subparagraph 2, below, for each Participant who is an employee of the Employer or any affiliate of the Company, such Participant's Vested Interest in his or her Incentive Award, which is not a negative amount at the time of a Liquidating Event, will be paid to the Participant in cash if the Liquidating Event is one described in Paragraph III(M)(1) and will be paid in the form of the publicly traded equity instrument ("stock") if the Liquidating Event is one described in paragraph III(M)(2).  The nonvested cash portion of such Incentive Award will be credited to the Participant's Cash Subaccount and the nonvested stock portion of the Incentive Award will be credited to the Participant's Stock Subaccount.  Subject to subparagraph 3, below, the Participant will receive payment in cash or stock of the vested portion of the Participant's Account balance, as soon as administratively feasible following the end of each Plan Year.  The amount by which the Participant's nonvested Account balance, as adjusted, vests as of the end of the Plan Year is determined by multiplying the amount of such nonvested Account by a percentage equal to the ratio of one to the sum of the number of the current and remaining Plan Years.  Notwithstanding the foregoing, the Participant will be 100% vested in his or her Account balance upon a Termination Event.

      2.     Transferred Employees.  A Participant who has terminated employment with the Employer but is employed by an affiliate of the Company may not receive payments of Incentive Awards following termination of employment which in the aggregate exceed such Participant's Maximum Incentive Award Amount.

      3.     Limitation on Payment of Vested Account Balance.  Payment to a Participant of his or her vested Account Balance following the end of a Plan Year may not exceed an amount, determined as of the Valuation Date, equal to (i) the Participant's vested and nonvested Account balance reduced by an amount equal to the Participant's Level of Interest multiplied by any negative Interim Value, (ii) multiplied by the ratio determined in subparagraph 1, above.

      4.     Terminated Employees.  Each Participant who has terminated employment with the Employer and all affiliates of the Company will have his or her Incentive Award (which is not a negative amount), credited to his or her Account following the date of each subsequent Liquidating Event or Termination Event, provided, however, the total amount which may be credited to the Participant's Account may not exceed the Participant's Maximum Incentive Award Amount.  As soon as administratively feasible following the Termination Event, the Participant's Account balance will be determined and such amount will be paid in cash to the Participant, provided the total of all payments made to the Participant following his or her termination of employment with the Employer may not exceed his or her Maximum Incentive Award Amount.

      5.     Treatment of Negative Incentive Award. If a Participant's Value Created, either upon a Liquidating Event or a Termination Event, is a negative amount, then the corresponding negative Incentive Award amount will be debited to the Participant's Account (first against the Participant's non-vested Cash Subaccount, then, in order, against the Participant's non-vested Stock Subaccount, vested Cash Subaccount and vested Stock Subaccount).

      6.     Account Balance.  The Participant's Cash Subaccount (including any negative balance) will be adjusted each June 30 and December 31 by crediting it with interest at a rate equal to the prime rate as reported by The Wall Street Journal.  The Participant's Cash Subaccount will also be credited with the amount of any cash dividend received by the Employer with respect to the stock credited to the Participant's Stock Subaccount.  The Participant's Stock Subaccount will be equitably adjusted to reflect any merger, consolidation, reorganization, recapitalization, liquidation, reclassification, stock split, combination of shares or any other similar change in the structure or organization of the issuer of the stock credited to the Stock Subaccount, and will also be adjusted by crediting it with any dividend in-kind received with respect to such stock.  Any payment to a Participant of any portion of his or her vested Account balance will be debited to the Participant's Account.

      7.     Modification of Time and Manner of Payment. Notwithstanding anything herein to the contrary, the Company retains the unilateral right, in its sole and absolute discretion, to vary the manner and time for making payments under the Plan.

    F.     Withholding Taxes.  Notwithstanding any of the foregoing provisions, an Employer will withhold from any payment to be made under this Plan such amounts as it reasonably determines it may be required to withhold under any applicable federal, state or other law, and transmit such withheld amounts to the appropriate authorities.  If cash payments under this Plan are not available to meet the withholding requirement, the Participant must make available sufficient funds to meet the requirements of such withholding, and the Employer is entitled and authorized to take such steps as it may deem advisable, including but not limited to, withholding out of any funds or property due or to become due to the Participant, in order to have such funds made available to the Employer.
  VI.     MISCELLANEOUS

    A.     Non-Assignability.  A Participant's rights and interests in and to payment of any Incentive Award under the Plan may not be assigned, transferred, encumbered or pledged other than by will or the laws of descent and distribution; and are not subject to attachment, garnishment, execution or other creditor's processes.

    B.     Amendment or Termination.  Subject to the UAL Corporation Restated Certificate of Incorporation, the Plan may at any time be amended, modified, or terminated, as the Board in its discretion determines. Such amendment, modification, or termination of the Plan will not require the consent, ratification, or approval of any party, including any Participant.

    C.     No Contract of Employment.  Neither the Plan, nor any Incentive Award, constitutes a contract of employment, and participation in the Plan will not give any employee the right to be retained in the service of the Employer or any affiliate of the Company or continue in any position or at any level of compensation.

    D.     Controlling Law.  This Plan and all determinations made and actions taken pursuant hereto will be governed and construed by the internal laws of the State of Illinois, except its laws with respect to choice of law.

    E.     Beneficiary Upon Death.  An Incentive Award payable to a Participant following his or her death, will be paid to the Participant's legal representative.

    F.     Unfunded, Unsecured Obligation.  A Participant's only interest under the Plan is the right to receive contractual payment for an Incentive Award pursuant to the Award Agreement and the Plan.  No portion of the amount payable to a Participant under this Plan will be held by the Company or Subsidiary in trust or escrow or any other form of asset segregation.  To the extent that a Participant or beneficiary acquires a right to receive a payment in cash or stock under the Plan, such right will be no greater than the right of any unsecured, general creditor of the Company, and no trust in favor of any Participant or beneficiary will be implied.

Exhibit A

Business Units	Date Covered	Starting Value as of Date Covered

Exhibit B

United NewVentures Long Term Incentive Plan

Award Agreement

Pursuant to Paragraphs IV and V of the United NewVentures Long Term Incentive Plan (the "Plan") you have been selected as a Participant in the Plan effective as of the Date of Participation/Award and awarded the following Level of Participation for Liquidating Events that occur after such date.

Participant Name:         ___________________________________________________________

Date of Participation/Award: ______________________________________________________

Level of Participation:  ___________________________________________________________

Vesting:  You are subject to the ____ year vesting schedule set forth in Paragraph III.Y.(__) of the Plan.

This Award Agreement and your rights to an Incentive Award payment under the Plan, are subject to, and will be construed consistent with, the terms and conditions of the Plan.

PLAN ADMINISTRATOR

By: ______________________________________

By acceptance of this Award Agreement, I acknowledge receiving a copy of the Plan.

Accepted:  _____________________________

Dated:        _____________________________